Exhibit 5.1
Simpson Thacher & Bartlett llp
425 Lexington Avenue
New York, N.Y. 10017-3954
(212) 455-2000

Facsimile (212) 455-2502
October 24, 2011
Polymer Group, Inc.
9335 Harris Corners Parkway
Charlotte, North Carolina 28269
Ladies and Gentlemen:
     We have acted as counsel to Polymer Group, Inc., a Delaware corporation (the “Company”), and to the subsidiaries of the Company listed on Schedule I hereto (the “Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company up to of $560,000,000 aggregate principal amount of 7.75% Senior Secured Notes due 2019 (the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an Indenture, dated as of January 28, 2011 (the “Indenture”), among the Company, the guarantors named therein and Wilmington Trust Company, as trustee (the “Trustee”). The Exchange Securities will be offered by the Company in exchange (the “Exchange”) for $560,000,000 aggregate principal amount of its outstanding 7.75% Senior Secured Notes due 2019, as applicable.
     We have examined the Registration Statement and the Indenture (including the form of Exchange Security set forth therein), which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such

Polymer Group, Inc.
records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.
     In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:
     1. When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the Exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.
     2. When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the Exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.
     Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.
     We express no opinion as to the validity, legally binding effect or enforceability of any provision of the Indenture that requires or relates to payment of interest at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture. In addition, we express no opinion as to the validity, legally binding effect or enforceability of (i) the waivers of rights and defenses contained in Sections 11.01 and 13.07 of the Indenture and (ii)

Polymer Group, Inc.
Section 13.13 of the Indenture, relating to the severability of provisions of the Guarantees, the Exchange Securities and the Indenture.
     We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law and the Delaware Limited Liability Company Act.
     We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,
/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP

Schedule I
Guarantors

Subsidiary	Jurisdiction of Organization
Chicopee, Inc.	Delaware
Dominion Textile (USA), L.L.C.	Delaware
Fabrene, L.L.C.	Delaware
PGI Europe, Inc.	Delaware
PGI Polymer, Inc.	Delaware